Contract Number: 2012 New District Guarantee No. 1026

Maximum Counter-Guarantee Contract

Special Notice: Both parties enter into this contract legally, through consultation and on an equal and voluntary basis. All the terms in the contract reflect truthfully both parties’ desires. In order to protect the legal rights of the Guarantor, the Creditor specifically requests that the Guarantor pay close attention particularly to the sections highlighted in black ink.

Mortgagee: Industrial & Commercial Bank of China (ICBC), Zhenjiang New District Branch (“Party A”)

Responsible person: Xi CaiJian

Business address: Xing Gang Road North, Da Gang, Zhenjiang New District

Phone & Fax:  83375315

Mortgagor: Zhenjiang Wowjoint Heavy-duty Machinery Co. Ltd. (“Party B”)

Legal representative:  Zhang Fude

Business address: No. 36, Ding Mao Nan Hang Fourth Road, Zhenjiang New District

Phone & Fax :    80863363

In order to ensure the realization claims of Party A, Party B is willing to provide to Party A mortgage (counter-guarantee). To ensure that all parties are clear with respect to the rights and obligations, based on China's "Contract Law", "Guarantee Law", “Property Law” and other relevant laws and regulations, both parties through fair consultation and agreement enter into this contract.

Article 1	Principal debt claim

1.1	The principal debt claim guaranteed by Party B is for up to a maximum amount of RMB 11 million loan from October 26, 2012 to October 25, 2017 (including start date and end date). Party A refers to debt claims against Debtor arising from the RMB/Foreign Currency Loan Contract, Foreign Exchange Transfer to Loan Contract, Bank Acceptance Agreement, Letter of Credit Issuing Agreement/Contract, Opening Security Agreement, International and Domestic Trade Financing Agreement, Foreign Exchange Forward Agreement and other financial derivatives products agreement and other documents (together called “Main Contract”) which is signed with Zhenjiang Wowjoint Heavy-duty Machinery Co. Ltd. (“Debtor”), regardless whether the debt claims have expired during the above period or whether the debt claims have been created before this Maximum Counter-Guarantee Contract has been established.

1.2	The maximum balance amount mentioned in the above clause refers to the sum of debts in different currencies converting to RMB using the middle foreign currency price published by Party A on the date Party B assumes guarantee responsibility for the principal debt.

Article 2	Scope of counter-guarantee pledge

Scope of counter-guarantee pledge by Party B includes: principal, interest, compound interest, penalties interest, liquidated damages, currency losses (related losses from currency fluctuation), and all costs when realizing the debt claims under this contract (including but not limited to arbitration fees, legal fees, assessment fees, etc.). However costs incurred when realizing the claims shall first be deducted from value realized from collateral and not included in the above maximum balance mentioned in clause 1.1.

Article 3	Collateral

3.1	See details on “Collateral List”, which is appendix to this contract and has the same legal effect as this contract.

3.2	Legal right owned by Party A with respect to collateral includes collateral attachments, attached rights, appendage, original and statutory interests, substituted collateral as well as insurance money, liquidated damage and compensation due to damages, losses and forced expropriation of collateral.

3.3	If Debtor does not fulfill obligations for matured debt or there occurs conditions for realizing claims under the contract, which causes collateral being seized by the People’s Court, Party A shall have the right to collect natural and statutory interests starting from the seizure date. The collected interests shall first be used to offset costs incurred in collecting such interests.

3.4	The value agreed on the collaterals under the “Collateral List” shall not be the valuation basis when Party A disposes the collaterals and shall not create any restrictions for Party A when realizing debt claims.

3.5	Ownership evidence and other related materials for the collaterals shall be confirmed by both Party A and Party, and then kept by Party A, unless otherwise stipulated by laws and regulations.

3.6	During the term of the guarantee, Party B shall maintain the collateral in good conditions and shall not reduce the value of the collateral due to improper usage. Party A shall have the right to inspect the usage and management of the collateral at any time.

3.7	If the collateral suffers any damages, losses and forced expropriation, Party B shall inform Party A immediately and timely submit to Party A the evidence of damages, losses and forced expropriation of collateral issued by the relevant competent authority or governing departments.

3.8	Any insurance money, liquidated damage and compensation received by Party B due to any damages, losses and forced expropriation suffered by the collateral shall be used to repay in advance the debt under the Main Contract. Alternatively after receiving Party A’s approval, it can be used to restore the value of the collateral or deposit into designated account of Party A in order to guarantee the fulfillment of debt obligations under the Main Contract. The value of the mortgaged property that has not declined shall still be used as collateral for the debt claims.

3.9	Party B shall stop immediately any actions, which may decrease the value of the collateral. If Party B causes any decline in value of the collateral, Party B shall have the obligations to restore the value or provide corresponding collateral equaling to the reduction in value.

Article 4	Registration of collateral

4.1	Party A and Party B shall go to the relevant guarantee authority to complete the collateral registration procedures within 10 days from the date of contract signing. If the there is any change to the collateral registration required by law, both parties shall timely complete the registration change procedures.

Article 5	Insurance

5.1	Within 10 days of contract signing, Party B shall complete the collateral insurance procedures as required by Party A. If Party B can’t complete the collateral insurance in one instance due to the insurance company, Party B shall timely complete follow-up procedures in order that the property insurance for the collateral within the validity of this contract shall not be interrupted.

5.2	The insurance policy shall state that Party A shall enjoy priority claim (first beneficiary) and the insurance company shall directly pay the insurance money to Party A. The insurance policy shall not contain any provisions which limits Party A’s rights.

5.3	Within the validity of the contract, Party B can’t interrupt or cancel the property insurance for any reasons. If the insurance is interrupted, Party A shall have the right to handle the insurance procedures on behalf of Party B and all costs incurred shall be borne by Party B.

5.4	Within the validity of the contract, if any insured event occurs any insurance benefits shall be handled in accordance with Clause 3.8.

Article 6	Determination of principal debt claims

Maximum amount of principal debt claims can be determined under one of the following circumstances:

6.1	Expiry of the agreed period under clause 1.1;

6.2	New debt claims will not occur again;

6.3	Collateral has been seized or mortgaged;

6.4	Debtor / Party B has been declared bankrupt or revoked;

6.5	Other circumstances under which the laws determine the debt claims.

Article 7	Floating collateral

7.1	Party B uses production equipment, raw materials, semi-finished products and finished products which it now owns or will own as collateral, which will be determined under the one of the following circumstances:

A.	Upon the expiry of debt obligations, Party A has not realized its debt claims;

B.	Party B has been declared bankrupt or revoked;

C.	Circumstances under which Party A realizes its debt claims as described in clause 8.1 has occurred;

D.	Other circumstances which significantly affect Party A’s realization of debt claims.

7.2	Party B uses the above mentioned property as collateral provided to Party A as maximum amount counter-guarantee, which shall be applicable to other clauses under this contract in addition to this clause.

Article 8	Realization of debt claims

8.1	Under one of the following circumstances, Party A shall have the right to realize its debt claims:

A.	Debtor has not repaid the debt upon expiry of Party A’s debt claims (including early maturity);

B.	Under circumstances described in clause 3.9, Party B has not restored the value of the collateral or provide corresponding guarantee which equals to the reduction in value;

C.	Party B or Debtor has filed for bankruptcy or going out of business, dissolution, liquidation, Suspension of business for rectification, revocation or cancellation of business license;

D.	During production processes, Party B has not followed fair trade principles and has been punished resulting in the disposal of floating collateral;

E.	Other circumstances under which the laws determine that Party A can realize the debt claims.

8.2	Party A can realize its debt claims by selling the collateral after consultation with Party B. Money received through the sale shall first settle the debt claims, or through collateral discount to cover the debt claims. If both parties can’t agree on the ways to realize the debt claims, Party A can directly request the People’s Court to auction off or sell off the collateral.

8.3	If the money received from the disposal of collateral is not in the same currency as the Main Contract’s, Party B shall use the corresponding currency exchange rates published by Party A to convert the money into the same currency of the Main Contract in order to repay Party A’s debt claims.

Article 9	Party B’s representations and warranties

9.1	Party B is the pledged collateral’s owner or operating manager authorized by the state under this contract, and enjoys the full right for the disposal of the collateral. There is no dispute related to the ownership, usage right or operating right of the collateral. Party B has obtained authorization or approval to provide guarantee to Party A, in accordance with the procedures and authority stipulated in the company’s Articles of Associations, which is not in conflict with laws, regulations and other relevant provisions.

9.2	If Party B is a listed company or a wholly owned subsidiary of a listed company, Party B shall timely disclose info related to the guarantee fulfillment obligations stipulated in “Securities Law”, “Stock Exchanges Listing Rules”, other laws, regulations and rules.

9.3	Party B has voluntarily provided collateral for the counter-guarantee for Party A. Party B represents that everything expressed in this contract is completely true. For international and domestic trade finance, Party B acknowledges that the underlying trade serves as the basis for the financing is true and does not contain fraud.

9.4	The collateral can be used as guarantee and does not have any limitations.

9.5	If there is defect in the collateral, Party B has provided sufficient and reasonable explanations on the defect.

9.6	The collateral has not been seized, detained or supervised by law.

9.7	If the collateral has been partially or wholly rented out, Party B has notified the lessee about establishing the guarantee and notified Party A about the rental in writing.

9.8	The collateral has not been provided as guarantee to other debtors, or if it has been provided as guarantee, Party B has notified Party A the details of the other guarantee.

9.9	The collateral is not communal property, or if it has been communal property, Party B has obtained written approval from the other co-owners regarding the guarantee.

9.10	If the debt claims guaranteed under this contract are related to international trade finance which Party A provides to the debtor, Party B accepts and approves relevant international practice for the related businesses.

Article 10	Party B’s commitments

Party B has made the following commitments to Party A:

10.1	The occurrence of one of the following circumstances, no need to obtain Party A’s approval, Party B shall continue to fulfill guarantee obligations in accordance with this contract.

A.	Party A amends the Main Contract with the principal debtor, which does not increase the amount of debtor’s debt claims or extend the debt maturity;

B.	Under international or domestic trade finance, Party A modifies the letter of credit related to the Main Contract with the debtor, which does not increase debtor’s repayment obligations under the letter of credit or extend the payment terms;

C.	Party A transfers the principal debt claim and the maximum counter-guarantee.

10.2	Without Party A’s written consent, Party B shall not create any type of mortgage or pledge on the collateral, shall not rent, transfer or gift the collateral to third party, and shall protect the collateral from any infringement.

10.3	Party B shall bear all costs related to the establishment and fulfillment of this contract, including but not limited to insurance, appraisal, valuation, registration and other associated expenses.

10.4 If Party A’s collateral has been or may be infringed by any third party, Party B shall timely notify and assist Party A from such infringement.

10.5	Party B shall actively assist Party A in exercising its debt claims, and shall not create any restrictions.

10.6	Party B shall timely notify Party A upon the occurrence of one of the following circumstances:

A.	Party A‘s charter, operating scope, registered capital, change of legal representative, changes in shareholding;

B.	Going out of business, dissolution, liquidation, Suspension of business for rectification, revocation or cancellation of business license or filing for bankruptcy;

C.	Involve or may be involved in major economic disputes, litigation, arbitration, or property was seized, mortgaged or supervised by law;

D.	If Party B is a natural person, his/her residence, work place, contact info has been changed.

10.7	Party B shall timely sign for any written notice sent by Party A.

10.8	If Party A has other guarantees for the principal debt, irrespective whether the guarantee is provided by the debtor or by a third party, Party A has the right on its own to determine the order in which guarantee is to be exercised. Party B shall undertake not to file defense against this. If Party A gives up, changes or loses other security interest under the Main Contract, Party B shall continue its guarantee responsibility, which shall not be invalidated or reduced due to such occurrence.

10.9	Under purchaser financing using domestic credit cards or domestic letters of credit, import letters of credit, import bills / import payments businesses, upon the occurrence of one of the following circumstances, Party B shall have undisputable guarantee obligations. Party B shall not propose exemption of guarantee obligations or defense due to stop payment order, prohibition order, seizure, detention and freeze of properties related to letters of credit, and other related measures issued by any judicial or administrative authority:

A.	Party A‘s designee or authorized representative in accordance with the instructions of Party A has in good faith carried out the payment;

B.	Party A or its designee or authorized representative has issued payment due written confirmation or has committed under import letters of credit in good faith;

C.	The confirming bank for the letters of credit has in good faith fulfilled the payment obligations;

D.	The negotiating bank for the letters of credit has in good faith made the payment.

10.10	Party B shall not propose exemption of guarantee obligations or defense due to the fact that the debtor refuses to pay against corresponding letters of credit under loan guarantees, bills of lading endorsement, authorization of delivery businesses.

Article 11	Party A’s commitments

Party A makes the following commitments to Party B:

11.1	Party A shall keep confidential relevant documents submitted by Party B when fulfilling obligations under this contract, financial information and other relevant non-public information, unless otherwise specified by relevant laws, regulations or other provisions of this contract.

11.2	Any balance left after using the proceeds from disposal of collateral to repay all of the debts within the scope of the maximum counter-guarantee shall be returned to Party B in a timely manner.

Article 12	Breach of contract

12.1	After this contract takes effect, if either party fails to perform any of its obligations under this contract or violates any representations, warranties or undertakings under this contract, it shall constitute a breach of contract. If this causes any losses to the other party, the breaching party shall make appropriate compensation to the injured party.

12.2	Unless stipulated otherwise in this contract, if any party breaches contract, the other party shall have the right to take any measures stipulated by the laws and regulations of the People’s Republic of China.

Article 13	Effectiveness, amendment and termination of contract

13.1	This contract shall take effect on the contract signing date and will terminate on the date when all of Party A’s debt has been repaid.

13.2	Any amendment of the contract should be mutually agreed and approved in writing by both parties. The amended clauses or contracts shall constitute a part of this contract and has the same legal effect as this contract. Besides the amended sections, the other parties of this contract remain valid. Before the amended section takes effect, the original clauses shall continue to be valid.

13.3	If any provision under this contract becomes invalid or unenforceable, it shall not affect the validity and enforceability of the other provisions and shall not affect the validity of the contract as a whole.

13.4	Amendment or cancellation of this contract shall not affect the rights of each party to demand compensation for any losses. The cancellation of this contract shall not affect the validity of the dispute resolution provisions in this contract.

Article 14	Dispute resolution

The laws of the People’s Republic of China shall be applied in the creation, effectiveness, explanation, execution and dispute resolution of this contract. All dispute and disagreements arising out of or related to this contract shall first be resolved through mutual negotiation. If negotiation fails, shall resolve using method B:

A.	The dispute shall be referred to N/A arbitration committee, in accordance with the arbitration rules then in effect, shall take place in N/A (place of arbitration). The arbitration judgment shall be final and binding on both parties.

B.	Litigation in the local courts of Party A.

Article 15	Other Terms

15.1	Without written consent of Party A, Party B shall not transfer any rights or obligations in whole or in part under this contract.

15.2	If Party A does not exercise, partially exercises or delays in exercising any rights under this contract, it shall not constitute waiver or change in the rights or any other rights, and shall not affect the further exercise of the rights or any other rights.

15.3	Party A shall have the right, in accordance with the requirements of the relevant laws, regulations, other regulatory documents or financial regulatory agencies, to disclose information relating to this contract and other relevant information to the People's Bank of China Basic Credit Information Database or other legally established credit database, which can be used by organizations or individuals with the appropriate qualifications. Party A shall have the right to enquire about Party B using the People's Bank of China Basic Credit Information Database and other legally established credit database for the purpose of creation and fulfillment of this contract.

15.4	There are 4 originals of the contract. Party A, Party B, Debtor and Registration Authority of the Collateral each shall hold 1 copy. All copies have the same legal effect.

Article 16	Other terms agreed by both parties

16.1 N/A

16.2 N/A

Appendix: “List of Collateral".

Party A (seal):

Authorized Signor signature: /s/Xi CaiJian

Party B (seal):

Legal representative (or authorized agent) signature: /s/Zhang Fude

Co-owner of Collateral: ___________

Signing date: 2012-10-26

Appendix – Collateral List

Name	Ownership Evidence	Location	Condition	Valuation	Others
Land use rights	Zhen (2012) No. 9186	Yangtze River Road North, Ruishan Road West, Zhenjiang New District	Excellent	RMB16.8978 million	Guaranteed loan of RMB11 million

Mortgagor (seal): Zhenjiang Wowjoint Heavy-duty Machinery Co. Ltd.

Legal representative: Zhang Fude

Co-owner of Collateral:

Mortgagee (seal): Industrial & Commercial Bank of China (ICBC), Zhenjiang New District Branch

Responsible person: Xi CaiJian